Exhibit 99.1

NUVERRA ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

SCOTTSDALE, AZ (December 10, 2018) - Nuverra Environmental Solutions, Inc. (NYSE American: NES) (“Nuverra” or the “Company”) is distributing to its holders of common stock as of 5:00 p.m. New York City time on December 10, 2018 (the “Record Date”), subscriptions rights to purchase up to 3,381,894 shares of common stock of the Company (the “Rights Offering”). The price at which shares of common stock can be acquired in the Rights Offering is $9.61 per share and the aggregate proceeds from the Rights Offering will be approximately $32,500,000. The Registration Statement on Form S-1 respecting the Rights Offering was declared effective by the Securities and Exchange Commission on Friday, December 7, 2018. The Rights Offering will launch at the close of business on December 10, 2018 and will terminate, as to unexercised rights, at 5:00 p.m. New York City time on December 28, 2018, unless the Company elects to extend the Rights Offering. Holders who subscribe for all of their basic subscription rights can also elect to subscribe for additional shares pursuant to an Over-subscription Privilege. Certain majority stockholders of the Company have agreed to acquire all unsubscribed shares remaining after stockholders have exercised their Over-subscription Privilege.

Shareholders who desire to participate and acquire shares in the Rights Offering should contact their brokers, dealers or other nominee holders of their commons stock.

About Nuverra

Nuverra Environmental Solutions, Inc. is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, and disposal of restricted solids, water, wastewater, waste fluids, and hydrocarbons. The Company provides its suite of environmentally compliant and sustainable solutions to customers who demand strict environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (“SEC”) at http://www.sec.gov.

Contacts
Nuverra Environmental Solutions, Inc.
Investor Relations
602-903-7802
ir@nuverra.com

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